UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 20, 2026
Date of Report (date of earliest event reported)

Ekso Bionics Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Glacier Point, Suite A	San Rafael	California	94901
(Address of Principal Executive Offices)			(Zip Code)

(510) 984-1761
Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EKSO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01         Entry into a Material Definitive Agreement

On January 20, 2026, Ekso Bionics Holdings, Inc. (the “Company”) entered into securities purchase agreements (collectively, the “Purchase Agreements”) with certain institutional and accredited investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a private placement (the “Private Placement”), (i) an aggregate of 5,852 shares of the Company’s newly designated Series B Convertible Preferred Stock, with a par value $0.001 per share and stated value (the “Stated Value”) of $1,000 per share (the “Series B Preferred Stock”) convertible into an aggregate of 711,922 shares (the “Conversion Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) at a conversion price of $8.22 per share, subject to certain customary adjustments, and (ii) warrants (the “Warrants”) to purchase up to an aggregate of 355,960 shares of Common Stock at an exercise price of $8.22 per share of Common Stock. Pursuant to the Purchase Agreements and subject to limited exceptions, Purchasers may not transfer or execute any short sales involving the Series B Preferred Stock, Warrants, Conversion Shares and shares of Common Stock underlying the Warrants until the earlier of (x) six (6) months following the closing of the Private Placement and (y) two trading days after the Company consummates a change of control.

The closing of the Private Placement took place on January 22, 2026. The net proceeds of the Private Placement are expected to be approximately $5.3 million, after deducting placement agent fees and expenses and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Private Placement for working capital and general corporate purposes.

In connection with the closing of the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of January 22, 2026, with each of the Purchasers, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the Conversion Shares and shares of Common Stock underlying the Warrants by no later than June 1, 2026 (the “Filing Deadline”), and to use commercially reasonable efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than thirty (30) days following the Filing Deadline (or sixty (60) days following the Filing Deadline in the event the SEC reviews such registration statement).

Each Warrant is exercisable starting on July 22, 2026, subject to certain conditions set forth in the Warrants, including that the holder does not at the time of such exercise hold any shares of the Preferred Stock or the Common Stock into which such Preferred Stock had converted. The exercise price of the Warrants is subject to adjustment in the event of stock dividends, stock splits, stock combinations, reorganizations or similar events affecting the Common Stock. Subject to limited exceptions, a Warrant holder will not have the right to exercise any portion of such holder’s Warrant if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 9.99% (or 19.99% on an aggregate basis with all of the other Purchasers in the Private Placement) of the shares of Common Stock then outstanding and/or the then combined voting power of all of the Company’s securities immediately after giving effect to such exercise.

Lake Street Capital Markets, LLC served as the Company’s exclusive placement agent in connection with the Private Placement (the “Placement Agent”). As compensation for the services provided by the Placement Agent, on January 22, 2026, in connection with the closing of the Private Placement, the Company paid the Placement Agent a cash fee equal to 6.0% of the aggregate gross proceeds raised in the Private Placement, or approximately $0.4 million, and issued in a concurrent private placement a warrant to purchase up to 14,238 shares of Common Stock, in substantially the same form as the Warrants.

The Purchase Agreements contain customary representations, warranties and agreements by the Company, conditions to closing, indemnification obligations of the Company and the Purchasers, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of each of the Purchase Agreements, the Warrants and the Registration Rights Agreement are not complete and are qualified in their entirety by reference to the full text of the forms of each of the Purchase Agreement, the Warrant and the Registration Rights Agreement, copies of which are filed as Exhibits 99.1, 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K relating to the Purchase Agreements and Warrants is incorporated herein by reference.

The Company offered and sold the Series B Preferred Stock, the Warrants and the warrant to the Placement Agent in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by the Purchasers in the Purchase Agreements and information provided to the Company by the Placement Agent, as applicable.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Private Placement, on January 22, 2026, the Company filed a Certificate of Designation of the Powers, Preferences and Relative, Participating, Option and Other Restrictions of the Series B Preferred Stock (the “Certificate of Designation”) to the Company’s Restated Articles of Incorporation with the Secretary of State of the State of Nevada.

The Series B Preferred Stock has the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

Voting. Except as otherwise required by law, holders of Series B Preferred Stock shall not be entitled to any separate voting rights and shall vote together with the holders of Common Stock on an as-converted basis. Each Holder of the Series B Preferred Stock shall not be entitled to have, on an as-converted basis and in the aggregate, together with votes attributable to any other voting securities beneficially owned by such holder and such holder’s affiliates, a number of votes representing more than 19.99% of the then-combined voting power of all of the voting securities of the Company outstanding as of the time of such vote.

Duration and Conversion. The Series B Preferred Stock has no stated maturity and will remain outstanding indefinitely unless converted into Common Stock. The Series B Preferred Stock will be convertible into shares of Common Stock at a conversion price of $8.22 per share, subject to customary adjustments (the “Conversion Price”). Each share of Series B Preferred Stock shall be convertible into such number of shares of Common Stock that results from dividing the Stated Value by the Conversion Price.

Limitations on Conversion. Holders of Series B Preferred Stock are prohibited from converting shares of Series B Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 9.99% of the then-combined voting power of all of the voting securities of the Company outstanding immediately after giving effect to such conversion.

Protective Provisions. For so long as any shares of Series B Preferred Stock are outstanding, the Company may not take any of the following actions without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock: (i) alter, waive or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Certificate of Designation, (ii) authorize, create or issue any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in the Certificate of Designation) senior to, or otherwise pari passu with, the Series B Preferred Stock, (iii) increase or decrease the authorized number of shares of Series B Preferred Stock, or (iv) amend its articles of incorporation or bylaws or file any articles of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock in any manner that adversely affects any rights given to the Series B Preferred Stock regardless of whether any such action shall be by means of amendment to its articles of incorporation or by merger, consolidation or otherwise.

Redemption. The shares of Series B Preferred Stock are redeemable at the Company’s or the holder’s option at the Stated Value starting at the one-year anniversary of the closing of the Private Placement. The shares of Series B Preferred Stock are also redeemable at the holder’s option at the Stated Value upon a Trading Failure (as defined in the Certificate of Designation), subject to certain exceptions.

The foregoing description of the Certificate of Designation is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
3.1	Certificate of Designation of Series B Preferred Stock
4.1*	Form of Warrant
10.1	Form of Registration Rights Agreement
99.1*	Form of Securities Purchase Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*             Certain confidential information has been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.
By:	/s/ Jerome Wong
Name:	Jerome Wong
Title:	Chief Financial Officer

Dated: January 22, 2026